Appendix 1 – Code of Ethics

Rothschild Asset Management Inc.
Code of Ethics
Amended December 2014

Statement of the Firm’s Code of Conduct

High ethical standards are essential for the success of Rothschild Asset Management Inc. (the “Firm”) and to maintain the confidence of the Firm’s clients. The Firm’s long-term business interests are best served by adherence to the principle that the interests of the Firm’s clients come first. The Firm has a fiduciary duty to its clients to act solely for their benefit. All employees (“Employees”), officers and directors of the Firm, must put the interests of the Firm’s clients before their own personal interests and must act honestly and fairly in all respects. All Employees must also comply with all federal securities laws. In recognition of the Firm’s fiduciary duty to its clients and the Firm’s desire to maintain the highest level of ethical standards, the Firm has adopted this Code of Ethics (the “Code”).

This Code is not intended to provide a complete description of the legal and ethical obligations of the Firm or its Employees and cannot be relied upon as such. In situations where the proper course of conduct is not clear, or whenever there is a question as to the propriety of a particular course of conduct or the interpretation of the Firm’s policies and procedures, the Chief Compliance Officer, along with members of the Firm’s senior management, as appropriate, should be consulted. The Firm has assigned primary responsibility for the administration, oversight and enforcement of this Code to the Management Committee and Chief Compliance Officer.

It is the responsibility of every Employee to act in furtherance of this Code. Failure of an Employee to comply with this Code may result in criminal and civil penalties as well as disciplinary action up to and including disgorgement of profits and termination of employment.

All Employees are considered “Access Persons” under this Code. In addition, all officers and directors of the Firm, and contracted staff of the Firm who are subject to the supervision of and control of the Firm, who (a) have access to nonpublic information regarding any clients’ purchase or sale of securities, or portfolio holdings, or (b) are involved in providing investment advisory services to clients are also considered Access Persons under this Code.

Regulatory Environment and Standards of Conduct

In conducting the Firm’s business, the Firm and its Employees must comply at all times with the provisions of Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as well as applicable provisions and rules under the laws of the various states and other jurisdictions where the Firm does business or has clients. In addition, when managing accounts of employee benefit plans subject to ERISA and individual retirement accounts, the Firm must comply with all applicable provisions of ERISA, the Internal Revenue Code of 1986, and applicable rules thereunder.

Appendix 1 – Code of Ethics

In addition to the specific regulatory requirements that apply to the Firm’s business as an investment adviser, the Firm and its Access Persons are subject to the broad anti-fraud provisions of the federal securities laws. Under these provisions, the Firm and its Access Persons are prohibited from engaging in the following, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client or the Mutual Funds:

●	employing any device, scheme or artifice to defraud a client or prospective client;

●
making any untrue statement of a material fact to a client or omitting to state a material fact necessary to make the statement made to a client, in light of the circumstances under which they are made, not misleading;

●	engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon a client or prospective client; or

●	engaging in any practice or course of business which is fraudulent, deceptive or manipulative with respect to a client.

To the extent applicable, the Firm has adopted and abides by the CFA Institute’s Code of Ethics & Standards of Professional Conduct (the “CFA Code of Ethics”). A copy of the CFA Code of Ethics has been posted on the Firm’s intranet.

The Firm has adopted the following standards of conduct when dealing with clients and prospective clients:

●	No client may be favored over another. All clients must be treated fairly and equitably.

●
No Access Person may guarantee a client against losses with respect to any securities transactions or investment strategies. No guarantee may be made that a specific level of performance will be achieved or exceeded. Any mention of past performance must include a statement that it does not necessarily indicate future results. Client testimonials are not permitted.

●
No Access Person may give or offer any legal or tax advice to any client regardless of whether the Access Person offering such advice is qualified to do so. All requests for such advice should be referred to the Co-Heads of the Firm and the Chief Compliance Officer.

●	No Access Person may borrow funds or securities from, or lend funds or securities to, any client of the Firm without the written approval of the Co-Heads of the Firm and the Chief Compliance Officer.

●	No Access Person may act as custodian of securities, money, or other funds or property of a client or act or serve as a trustee of a client.

Appendix 1 – Code of Ethics

Reporting Requirements for Access Persons

Initial Holdings Report: Access Persons shall submit a report of all personal security holdings, no later than 10 days after the person becomes an Access Person. The information in the report must be current as of a date no more than 45 days prior to the date the person became an Access Person. The report must contain the following information:

●	The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

●
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

●	The date that the report is submitted by the Access Person.

A form of the Initial Holdings Report is attached to this Code as Annex A.

Quarterly Transaction Reports: Access Persons shall submit a report, no later than 30 days after the end of a calendar quarter, which contains the following information:

Transactions: Access Persons shall report the following information concerning any transaction during the quarter in a security in which the Access Person had any direct or indirect beneficial ownership:

●	The date of the transaction, the title, interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the security at which the transaction was affected;

●	The name of the broker, dealer or bank with or through which the transaction was affected; and

●	The date the report is submitted by the Access Person.

Appendix 1 – Code of Ethics

Accounts: Access Persons shall report the following information concerning any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

●	The name of the broker, dealer or bank with whom the Access person established the account;

●	The date the account was established; and

●	The date that the report is submitted by the Access Person.

A form of the Quarterly Transaction Report is attached to this Code as Annex B.

Annual Holdings Reports: Access Persons shall submit a report of all personal security holdings on an annual basis. The information in the report must be current as of a date no more than 45 days prior to the date the report is submitted. The report must contain the following information:

●	The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

●	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

●	The date that the report is submitted by the Access Person.

A form of the Annual Holdings Report is attached to this Code as Annex C.

Annual Written Report to the Board of Trustees

The Firm will furnish the Board of Trustees (the “Board”) with a written report, on an annual basis, which:

●
Describes any issues arising under this Code or its procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.

●	Certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Appendix 1 – Code of Ethics

Recordkeeping

The Firm maintains records in the manner and to the extent detailed below at its principal place of business. These records are available to the Securities and Exchange Commission (the “Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

●	A copy of each Code of Ethics for the Firm that is in effect, or at any time within the past six years was in effect, will be maintained in an easily accessible place;

●
A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, will be maintained in an easily accessible place for at least six years after the end of the fiscal year in which the violation occurred;

●
A copy of each report made by an Access Person as required by this Code, including any information provided in lieu of the reports, must be maintained for at least six years after the end of the fiscal year in which the reports was made or the information was provided, the first two years in an easily accessible place;

●
A record of all persons, currently or within the past six years, who are or were required to make reports under the Code of Ethics, or who are or were responsible for reviewing the reports, will be maintained in an easily accessible place;

●
A copy of each annual written report to the Board of Trustees, as required by this Code, will be maintained for at least six years after the end of the fiscal year in which it was made, and the first two years in an easily accessible place; and

●	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of Initial Public Offerings (“IPOs”) and Limited Offerings (as defined in Appendix 1A).

Policies and Procedures to Ensure Compliance with the Code

The Firm has established the following policies and procedures to ensure that the Firm and its Employees comply with the standards of the Code.

Personal Trading Policies and Procedures: The Firm has adopted Personal Trading Policies and Procedures as part of this Code in order to ensure that personal securities transactions by Access Persons and certain other covered persons are conducted in a manner consistent with the standards of the Code.

Outside Business Activities and Financial Interests: The Firm has adopted Outside Business Activity and Financial Interest Policies and Procedures as part of this Code in order that outside business activities and financial interests of Access Persons are conducted in a manner consistent with the standards of the Code.

Gifts and Entertainment: The Firm has adopted Gifts and Entertainment Policies and Procedures as part of this Code in order to ensure that the giving and receipt of gifts and entertainment by the Firm and its Access Persons are conducted in a manner consistent with the standards of the Code.

Appendix 1 – Code of Ethics

Political Contributions: The Firm has adopted Policies and Procedures against Pay-to- Play Practices as part of this Code in order to ensure that political contributions made by the Firm or its Access Persons comply with all statutory and regulatory requirements.

Prevention of Insider Trading: The Firm has adopted Policies and Procedures to Prevent Insider Trading as part of this Code in order to educate and prevent the Firm and its Access Persons from trading or inducing others to trade on the basis material non-public information.

Protection of Confidential Information: The Firm has adopted Policies and Procedures for the Use of Confidential Information (included in the Manual) in order to protect and prevent the misuse of confidential information. In particular, Access Persons are prohibited from disclosing nonpublic information with respect to client portfolios and trading activities, including the portfolios and trading activities of Mutual Funds.

Personal Use of Firm Funds or Property: No Employee may take or permit any other Employee to take for his personal use any funds or property belonging to the Firm. Misappropriation of Firm funds or property is theft and, in addition to subjecting an Employee to possible criminal and civil penalties, may result in disciplinary action up to and including termination of employment.

Payments to Labor Organizations and Related Parties: Payments made in connection with a labor organization must be reported to the Co-Heads of the Firm and the Chief Compliance Officer to ensure appropriate reporting on Department of Labor Form LM-10. Employees should refer to the Firm’s Form LM-10 Analysis and Procedures.

Oversight of the Code

●
Acknowledgment: The Chief Compliance Officer will annually distribute a copy of the Code to all Access Persons. The Chief Compliance Officer will also distribute promptly all amendments to the Code. All Access Persons are required annually to sign and acknowledge their receipt of the Code by signing the form of acknowledgement attached as Annex D hereto. New Access Persons are required to sign and acknowledge their receipt of the Code upon their becoming an Access Person by signing the form of acknowledgement attached as Annex A hereto.

●
Notifying Access Persons of Reporting Requirements: The Chief Compliance Officer will identify all Access Persons who are required to make reports under this Code and notify Access Persons of their reporting obligations.

●
Reviewing Reports: The Chief Compliance Officer will review all reports submitted by Access Persons pursuant to this Code. The Chief Operating Officer will review all reports submitted by the Chief Compliance Officer pursuant to this Code.

Appendix 1 – Code of Ethics

●
Authority to Exempt Transactions: The Chief Compliance Officer has the authority to exempt an Access Person from the provisions of this Code if the Chief Compliance Officer independently, or in consultation with members of the Firm’s senior management, determines that such exemption would not be against any interests of any of the Firm’s clients and in accordance with applicable law. The Chief Compliance Officer will document any exemptions granted, describing the circumstances and reasons for the exemption.

●
Reporting Breaches of the Code: Any Access Person who becomes aware of information relating to any violation of this Code, any illegal or unethical behavior by the Firm or its Access Persons or has any doubt as to the propriety of any activity, must immediately report the matter to the Chief Compliance Officer.

●
Sanctions: Upon determining that a violation of this Code has occurred, members of the Firm’s senior management, in consultation with the Chief Compliance Officer, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment, regulatory disciplinary actions, and criminal or civil penalties.

●
ADV Disclosure: The Chief Compliance Officer will ensure that the Firm’s Form ADV describes the Code and its associated policies and procedures and that the Firm provides a copy of this Code to any client or prospective client.

Appendix 1 – Code of Ethics

ANNEX A

Rothschild Asset Management Inc.
Initial Holdings Report

The undersigned, having become an Access Person of Rothschild Asset Management Inc. (the “Firm”) as of [INSERT DATE], hereby certifies to the following in accordance with the Firm’s Code of Ethics (the “Code”). Any capitalized terms not otherwise defined herein shall have the definitions assigned to them in the Code.

1.	The list of accounts (the “Accounts”) provided in the attached “Personal Trading Accounts Confirmation Form” (the “Confirmation Sheet”) is complete and accurate;

2.
Account statements (“Account Statements”) for the Accounts, dated no more than 45 days prior to the date the undersigned became an Access Person, have been provided to the Legal and Compliance Department;

3.
The Account Statements include the title, number of shares and principal amount of each security in which the undersigned had any direct or indirect beneficial ownership when the undersigned became an Access Person.

This report must be submitted to the Chief Compliance Officer no later than 10 days from the date the undersigned became an Access Person.

Print Name:

Signature:

Date:

Appendix 1 – Code of Ethics

ANNEX B

Rothschild Asset Management Inc.
Quarterly Transactions Report
For the Quarter ended [DATE]

The undersigned, being an Access Person of Rothschild Asset Management Inc. (the “Firm”), hereby certifies to the following in accordance with the Firm’s Code of Ethics (the “Code”). Any capitalized terms not otherwise defined herein shall have the definitions assigned to them in the Code.

4.	The list of accounts (the “Accounts”) provided in the attached Employees Securities/Commodities Account Confirmation Sheet (the “Confirmation Sheet”) is complete and accurate;

5.	The Confirmation Sheet includes any new Personal Accounts established during the quarter;

6.	A copy of all monthly accounts statements (“Account Statements”) for the quarter with respect to the Accounts have been provided to the Legal and Compliance Department;

7.	The Account Statements include all transactions (the “Transactions”) during the quarter in a security in which the undersigned has any direct or indirect beneficial ownership; and

8.	The Account Statements include the following information:

●	The date of the transaction, the title, interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and

●	The price of the security at which the transaction was affected.

This report must be submitted to the Chief Compliance Officer no later than 30 days after the end of the quarter.

Print Name:

Signature:

Date:

Appendix 1 – Code of Ethics

ANNEX C

Rothschild Asset Management Inc.
Annual Holdings Report
Calendar Year ended December 31, [YEAR]

The undersigned, being an Access Person of Rothschild Asset Management Inc. (the “Firm”), hereby certifies to the following in accordance with the Firm’s Code of Ethics (the “Code”). Any capitalized terms not otherwise defined herein shall have the definitions assigned to them in the Code.

9.	The list of accounts (the “Accounts”) provided in the attached “Employees Securities/Commodities Account Confirmation Sheet” (the “Confirmation Sheet”) is complete and accurate;

10.	Account statements (“Account Statements”) for the Accounts, dated no more than 45 days prior to the date of this certification, have been provided to the Legal and Compliance Department; and

11.	The Account Statements includes the title, number of shares and principal amount of each security in which the undersigned had any direct or indirect beneficial ownership.

This report must be submitted to the Chief Compliance Officer no later than 30 days from the end of the calendar year.

Print Name:

Signature:

Date:

Appendix 1 – Code of Ethics

ANNEX D

Rothschild Asset Management Inc.
Code of Ethics
Acknowledgment Form

I hereby acknowledge receipt of Rothschild Asset Management Inc.’s (the “Firm”) Code of Ethics (the “Code”) and certify that I have read and understand the Code and agree to abide by it. I have also read and comply with the CFA Institute’s Code of Ethics & Standards of Professional Conduct.

I hereby represent that all my personal securities transactions will be effected in compliance with the Code. I also confirm that I have reported all Personal Accounts (as defined in the Code) to Rothschild Inc.’s Legal and Compliance Department (the “LCD”) in order for the LCD to obtain duplicate copies of trade confirmations and monthly and quarterly brokerage account statements for such accounts.

In addition, I acknowledge that, as required by the Code, I will obtain the pre-clearance of the Firm’s Trading Desk and the LCD prior to executing trades in any Personal Accounts. I understand that pre-clearance is required to execute transactions in securities, commodities and futures transactions, including transactions at a Permitted Broker (as defined in the Code) or involving closed-end mutual funds, exchange traded funds (“ETFs”), unit investment trusts, corporate and municipal bonds.

Print Name

Signature

Date

Appendix 1A – Personal Trading

Rothschild Asset Management Inc.
Personal Trading Policies and Procedures
Amended December 2014

Procedures for Opening Accounts

Absent a waiver by the LCD, all new Personal Accounts opened by or for an Access Person, other than accounts fully managed by persons other than the Access Person, must be at a Permitted Broker. Access Persons may continue to maintain existing Personal Accounts with other brokers.

The following procedures apply when opening a new Personal Account:

●	The Access Person must immediately report the new Personal Account to the LCD;

●	The Access Person or the LCD will arrange to send a letter to the broker requesting the transmittal of duplicate confirmations and monthly statements to the LCD; and

●
The Access Person or the LCD will provide written notice to the broker that the new Personal Account is an account in which an employee of an entity affiliated with a broker/dealer has a personal, beneficial, or financial interest, or has discretionary authority to make investment decisions.

Pre-Clearance of Transactions in Personal Accounts

Subject to the limited exceptions provided below, all Access Persons must obtain the pre-clearance of both (i) the Firm’s Trading Desk and (ii) the LCD prior to executing any transactions in a Personal Account.

Pre-clearance requests must be made electronically by submitting the Trade Request Form located on the Firm’s intranet. The Trade Request Form is first routed to the Trading Desk for approval. If the Trading Desk approves the request, it is then routed to the LCD for final approval. Both the Trading Desk and the LCD must approve the request before the transaction may be executed. The Access Person making the request will receive an email stating whether the request was approved or denied. Any pre-clearance given under these policies and procedures will remain in effect to the end of the trading day in which pre-clearance is given.

While the general criteria for approval of personal trade pre-clearance requests are provided below, the Trading Desk and the LCD have absolute discretion to deny a request for pre-clearance. The LCD will retain copies of all approvals for at least six years.

Appendix 1A – Personal Trading

Exceptions from Pre-Clearance Requirement

The pre-clearance of the Trading Desk and the LCD for transactions in Personal Accounts is not required with respect to the following securities, transactions and accounts:

●	Shares of open-end mutual fund; provided, however, trades of shares of exchange traded funds (“ETFs”) must be pre-cleared;

●	Direct obligations of the Government of the United States;

●	Shares issued by money market funds;

●	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

●	Interests in Firm-sponsored investment funds;

●	401(k) accounts and 529 college savings accounts in which individuals securities are not held; and

●	Accounts for advisory clients of the Firm except that transactions in securities on the Restricted List must be pre-cleared by the LCD.

Personal Trading in Restricted Lists Securities Prohibited

Securities on the Restricted List may not be traded in Personal Accounts. The Restricted List includes (i) companies involved in transactions in which it has been publicly announced that Rothschild Inc. is acting as an advisor and (ii) publicly-traded companies where a director of the Firm or a Rothschild Inc. employee serves as a director or officer.. Under very limited circumstances, the LCD, in its sole discretion, may grant a waiver to an Access Person to trade a Restricted List security.

Restrictions on Transactions in Personal Accounts

The following restrictions apply to transactions in Personal Accounts:

●	The following transactions are prohibited in Personal Accounts:

o	Trades in securities that have been traded for a client of the Firm within the previous 10 business days;

o	Trades in securities that are being considered for future trading in the Firm’s client accounts;

o	Purchases of shares in IPOs or Limited Offerings;

o	Trades to sell short a security that is held in the Firm’s client accounts; and

Appendix 1A – Personal Trading

o
Transactions in securities, other than open-end mutual funds, that reflect specific U.S. stock market sectors or industries (e.g., healthcare, transportation); provided, however, that Access Persons may seek approval to trade ETFs or other securities which are based on a broad market index (e.g., S&P 500) or other major groupings of securities (e.g., U.S. treasury bonds or securities classified by region). Access Persons should be mindful of the appearance of trading in ETFs or other securities in a manner which could appear to conflict with trading for client accounts.

●	Access Persons may not trade on the basis of nonpublic information with respect to client portfolios and trading activities, including the portfolios and trading activities of Mutual Funds.

●	Trading in Personal Accounts should not interfere with the fulfillment of the Access Person’s business responsibilities and duties to the Firm’s client.

●
Consistent with the Firm’s Policies and Procedures against Insider Trading, Access Persons may not trade while in possession of or after exposure to material, nonpublic information relating to the subject of the trade.

●
Access Persons may not knowingly structure their trades or the timing of their trades to create an appearance of activity or liquidity or to affect or influence improperly the bid, offer, or market price of any security or mark the close.

Minimum Holding Period

Personal trade pre-approvals of a security are subject to a 30-day minimum hold period (a sell request will not be pre-approved within 30 days of a buy request for the same security, and a buy request will not be pre-approved within 30 days of a sell request for the same security). The LCD or the Chief Compliance Officer may waive the 30-day hold period where such restriction would cause unfair and exceptional hardship.

Pre-Approval of Privately-Placed Securities (Hedge Funds and other Private Funds)

Since brokerage statements and confirmations generally do not include privately-placed securities, any privately-placed securities, including investments - whether initial or add-on investments - in hedge funds, private equity funds and other private funds, or derivatives purchased or sold by an Access Person, must be reported to the LCD in writing and pre-approved by both the General Counsel of Rothschild North America Inc. and one of the Co-Heads of the Firm by way of the Firm’s Outside Financial Interests Pre-Approval Form (see Appendix 1C of this Manual).

Appendix 1A – Personal Trading

Information on Personal Accounts

Upon becoming an Access Person of the Firm, all Access Persons will be requested to provide information regarding Personal Accounts. The Firm will periodically request updated information from all Access Persons to receive assurances that all Access Persons have complied with the above requirements. In addition, all Access Persons are required to certify annually that complete and accurate information has been provided.

Violations and Penalties

Any violation of these Personal Trading policies and procedures or the spirit of these policies and procedures may subject such Access Person to disciplinary action up to and including termination of employment. Any Access Person who executes a transaction that has not been pre-cleared as described above may be required to break the transaction regardless of whether such Access Person would, as a consequence, suffer an economic loss. The Firm may also impose a fine on the Access Person that is, at the Firm’s absolute discretion, commensurate with the severity of the offense. Further, Access Persons are reminded that the misuse of material non-public information in connection with personal trading activity, or causing another individual to do the same, may constitute a criminal offense punishable by fines, imprisonment and the loss of the privilege of working in the securities industry.

Access Persons are required to cooperate in any investigation or inquiry by or involving any Rothschild entity in relation to personal securities dealings. This may include a request by a Rothschild entity, the SEC, FINRA, one of the securities exchanges, or other regulator to provide information concerning the dealings of an Access Person.

Definitions

“Beneficial Ownership” includes any ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

“Access Person” means

(i)	All employees of the Firm, and

(ii)
all officers and directors of the Firm, and contracted staff of the Firm who are subject to the supervision of and control of the Firm, who (a) have access to nonpublic information regarding any clients’ purchase or sale of securities, or portfolio holdings, or (b) are involved in providing investment advisory services to clients.

“Immediate Family Members” means an Access Person’s adult children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, persons with whom the employee has an adoptive or “in-law” relationship.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

Appendix 1A – Personal Trading

“Permitted Broker” means Charles Schwab or TD Ameritrade.

“Personal Account” means

(i)	any account in which an Access Person has any Beneficial Ownership;

(ii)	any account maintained by or for an Access Person’s spouse (other than a legally separated or divorced spouse) or minor children;

(iii)	any account maintained by or for any Immediate Family Members who live in the Access Person’s household;

(iv)
any account maintained by or for any persons to whom the Access Person provides primary financial support, and either (a) whose financial affairs the Access Person controls, or (b) for whom the Access Person provides discretionary advisory services; and

(v)
any account maintained by or for any partnership, corporation, company or other entity in which an Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises effective control.

***

Appendix 1B – Insider Trading

Rothschild Asset Management Inc.
Policies and Procedures to Prevent Insider Trading
January 2013

Insider Trading Generally

1. Statement of Policy

Rothschild Asset Management Inc. (the “Firm”) and its employees (“Employees”) are prohibited from trading, either personally or on behalf of others, including in client accounts (“Client Accounts”) managed by the Firm, in any security or security-based derivative position on the basis of material, nonpublic information in violation of the law. In addition, Employees are prohibited from communicating material, nonpublic information to any person, including other Employees, in violation of the law. This prohibited conduct is frequently referred to as “insider trading.”

The Firm has adopted these policies and procedures (this “Policy”) to prohibit the Firm and its Employees from any involvement in insider trading. It is the responsibility of every Employee to read, retain and act in furtherance of this Policy. This Policy extends to the activities of Employees within and outside their duties at the Firm. Employees should direct any questions regarding insider trading or this Policy to the Chief Compliance Officer. Failure to comply with this Policy may result in disciplinary action up to and including termination of employment, as well as possible fines and civil or criminal penalties.

2. Definition of Insider Trading

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to (i) the use of material, nonpublic information to trade in securities (whether or not one is an “insider”) or (ii) communications of material, nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

●	trading by an insider, while in possession of material, nonpublic information; or
●
trading by a non-insider, while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

●	communicating material, nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

Appendix 1B – Insider Trading

3. Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company (and any personnel of such company serving in similar functions). In addition, a person may be deemed an insider if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. Insiders may include, among others, a company’s attorneys, accountants, consultants, bank lending officers, members of a creditors committee, and the employees of such organizations. In addition, the Firm may become an insider of a company it advises or for which it performs other services.

4. What is Material Information?

Trading on nonpublic information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to:

●	earnings information;
●	mergers, acquisitions, tender offers, joint ventures, or changes in assets;
●	new products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);
●	changes in control or in the board of directors or executive management;
●	change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report;
●
events regarding the issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities);

●	bankruptcies or receiverships; or
●	information concerning a proposed private offering (private investment in public equity or “PIPE”).

Material information does not have to relate directly to a company’s operations. For example, the Supreme Court considered as material, certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

5. What is Nonpublic Information?

Information is nonpublic until it has been effectively disseminated to the marketplace. For example, information found in a report filed with the SEC, a court docket, or appearing in Bloomberg, Dow Jones, The Wall Street Journal, research report or other publications of general circulation would be considered public.

Appendix 1B – Insider Trading

6. Establishing Insider Trading Liability

There are two main theories with respect to establishing insider trading liability.

Fiduciary Duty Theory

Insider trading liability is established when trading while in possession of material, nonpublic information about a public issuer of securities that was obtained in breach of a fiduciary duty or other relationship of trust and confidence. There are alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

Misappropriation Theory

Insider trading liability is also established when trading occurs on material, nonpublic information that was stolen or misappropriated from any other person in breach of a duty owed to the source of the information. For example, the Supreme Court found that an attorney misappropriated information from his law firm and its client when he traded on knowledge of an imminent tender offer while representing the company planning to make the offer. Rather than premising liability on a direct fiduciary relationship between the company insider and the attorney, the Court based misappropriation liability on the attorney’s deception of those who entrusted him with access to confidential information. The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

7. Tender Offers

The SEC has adopted a rule which expressly forbids trading while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either until the information is publicly disclosed by press release or otherwise. There is no requirement to prove that there has been a breach of fiduciary duty when establishing insider trading liability in the context of tender offers. As a result, Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

8. Circumstances in Which You May Obtain Material, Nonpublic Information

Material, nonpublic information may be obtained in a variety of situations. For example, a person might inadvertently obtain material, nonpublic information through:

●	meetings with company representatives (such as “one-on-one” or other discussions with company executives or directors);
●	serving as a director of a company;

Appendix 1B – Insider Trading

●	participation in industry meetings;
●	discussions with industry experts, including expert networks, or insider employees;
●	interaction with third-party service providers such as legal, banking, brokerage, administrative and printing firms;
●	family or personal relationships with insiders or others in the financial services industry;
●	participation on creditor committees;
●	brokerage relationships providing invitations and access to “PIPE” transactions;
●	the ownership of debt and equity securities of the same issuer;
●	interactions with clients (including private fund investors) who are corporate insiders; or
●	interaction with other persons in the financial services industry.

U.S. public companies are subject to Regulation FD, which provides that when an issuer, or person acting on its behalf, discloses material, nonpublic information to certain persons (in general, securities market professionals and holders of the issuer’s securities who may well trade on the basis of the information), it must make public disclosure of that information. Notwithstanding an issuer’s responsibilities pursuant to Regulation FD, the Firm and its personnel should make an independent evaluation of all information received from issuers and their insiders to determine whether the information is material and nonpublic.

9. Penalties for Insider Trading

Penalties for trading on or communicating, material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

Civil penalties include:
●	civil injunctions;
●	treble damages;
●	disgorgement of profits;
●	fines for the person who committed the violation of up to three times the profit gain or loss avoided, whether or not the person actually benefited;
●
fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained (or loss avoided), if the employer either fails to maintain compliance procedures or fails to take appropriate steps to prevent the likely commission of acts constituting a violation; and

●	prohibition (which may be permanent) from any business or venture which relates directly or indirectly to securities, including investment management.

Criminal penalties include:
●	up to 20 years in prison and/or fines of up to $5 million for each violation for individuals; and
●	fines of up to $25 million for corporate entities.

Appendix 1B – Insider Trading

Firm Procedures to Prevent Insider Trading

Following an assessment by the Chief Compliance Officer and the Chief Equity Officer of the circumstances that may lead to potential insider trading liability for the Firm or its Employees, the Firm has implemented the following policies and procedures to prevent the Firm and its Employees from potential involvement in insider trading. Every Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Any questions on these procedures should be directed to the Chief Compliance Officer.

1. Steps to Take if in Possession of Potential Material Nonpublic Information

If an Employee believes that information in his or her possession is material and nonpublic, or if an Employee has questions as to whether the information is material and nonpublic, the Employee should take the following steps.

●	Report the matter immediately to the Chief Compliance Officer.
●	Do not purchase or sell the security (including derivatives, swaps or other types of financial instruments relating to the security) on behalf of the Employee or others, including client accounts.
●
Do not communicate the information inside or outside the Firm (including to existing or prospective clients), other than to the Chief Compliance Officer. After the Chief Compliance Officer has reviewed the issue and consulted with counsel (as appropriate), the Employee will be instructed to continue the prohibitions against trading and communication, or the Employee will be allowed to trade and communicate the information.

2. Restricted Securities

The Firm invests in publicly traded securities and therefore takes great care to avoid receiving material nonpublic information. Nonetheless, the Firm and its Employees may receive material nonpublic information inadvertently through conversations with members of management and other persons associated with an issuer, by way of family, friends or other close relationships with a person associated with an issuer, or in very rare cases, pursuant to a nondisclosure agreement with the issuer. In such event, the Chief Compliance Officer will determine whether to restrict or prohibit trading by the Firm and its Employees in the securities of the issuer. The Chief Compliance Officer will maintain and enforce this list of restricted issuers. The Chief Compliance Officer may remove an issuer from this list upon a determination that the Firm and its Employees no longer possess material nonpublic information regarding the issuer.

Appendix 1B – Insider Trading

The Firm is affiliated with an investment bank, Rothschild Inc. The Firm also shares its office space with Rothschild Inc. In the course of its investment banking activities, Rothschild Inc. routinely receives material nonpublic information. The Firm and Rothschild Inc. have established an “Information Barrier” to prevent the passing of material nonpublic information from Rothschild Inc. to the Firm (see the Information Barriers Policies and Procedures in the Firm’s Compliance Manual). In furtherance of the Information Barrier and in order to detect potential insider trading activity, Rothschild Inc.’s Legal and Compliance Department maintains a highly confidential unpublished “Watch List” of issuers about which Rothschild Inc. has or is likely to receive material nonpublic information. Rothschild Inc.’s Legal and Compliance Department regularly monitors Employee personal trading activity against the Watch List and the Chief Compliance Officer monitors daily the Firm’s trading against the Watch List to detect potential insider trading activity.

Rothschild Inc.’s Legal and Compliance Department also maintains a published “Restricted List” of (i) companies engaged in publicly-announced transactions with which Rothschild Inc. is involved and (ii) publicly-traded companies where a director of the Firm or a Rothschild Inc. employee serves as an officer or director. Absent the Rothschild Inc. Legal and Compliance Department’s written pre-approval, the Firm and its Employees are prohibited from trading, either personally or on behalf of client accounts, in any security of an issuer on the Restricted List. In furtherance of this prohibition, the Operations Department has placed an “alert” restriction in the Firm’s portfolio management systems on Restricted List securities. These alert restrictions may not be overridden without the Rothschild Inc. Legal and Compliance Department’s written pre-approval.

3. Restricting Access to Material, Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within or outside the Firm, except as other provided in sub-section 1 above. In addition, care should be taken so that such information is secure. The Firm should consider taking appropriate measures to prevent the flow of such material, nonpublic information from personnel of the Firm to others within the Firm’s organization to the extent possible. Such measures may include:

●	Sealing files containing material, nonpublic information;
●	Physically isolating from other personnel of the Firm the person or persons who have or who may be in receipt of material, nonpublic information; and
●
Restricting access to computer files containing material, nonpublic information. For clarification, such steps may not be sufficient and trading in a particular company may need to be restricted. If a confidentiality agreement has been executed with respect to material, nonpublic information, then the Chief Compliance Officer should ensure that the terms of such confidentiality agreement are followed.

4. Personal Securities Trading

The Firm’s Code of Ethics, which includes the Firm’s Personal Trading Policies and Procedures, contain restrictions on the personal securities trading of Access Persons. A personal securities transaction that would be permissible under the Code of Ethics is nevertheless still subject to restrictions in the law and in this Policy with respect to insider trading.

Appendix 1B – Insider Trading

5. Insider Trading Training

Employees will be required to attend periodic mandatory training sessions in order to learn about insider trading and any developments in the regulatory environment.

6. Record Keeping

The Firm shall maintain records relating to this policy, including a written report detailing any matter reported to the Chief Compliance Officer in accordance with this policy, and the resolution thereof; attendance of and material related to any training sessions; and the Restricted List and amendments thereto.

***

Appendix 1C –Outside Business Activities and Financial Interests

Rothschild Asset Management Inc.
Policies and Procedures Regarding
Outside Business Activities and Financial Interests
Amended December 2014

Statement of Policy

Rothschild Asset Management Inc.’s (the “Firm”) has adopted these policies and procedures (this “Policy”) as part of its Code of Ethics in order to ensure that the Outside Business Activities and Financial Interests (as defined below) of the Firm’s Access Persons do not conflict with the Firm’s duties to its clients. It is the responsibility of every Access Person to comply with this Policy. Failure of an Access Person to comply with this Policy may result in disciplinary action up to and including termination of employment.

Definitions

“Outside Business Activities” include engaging in any other business, being employed by any other person, or serving as a director, officer, partner, trustee, or employee of, or consultant to, or receiving compensation from, any other business organization or enterprise, whether public or private, including a family-owned company or trust; provided that trusts and other similar entities established for estate planning purposes are excluded from this Policy. Outside Business Activities also include any fee received by an Access Person, including, for example, honorarium fees for a work product such as an article or speech and the like. In general, any activity outside of an Access Person’s employment with the Firm that entails some form of monetary or non-monetary remuneration or benefit should be evaluated to consider whether such activity may constitute an Outside Business Activity. When in doubt, Access Persons should seek guidance from the Legal and Compliance Department.

“Financial Interests” include passive and non-passive investments that are not made or held through a securities or brokerage account that is reported to the Legal and Compliance Department pursuant to the Firm’s Personal Trading Policies and Procedures, which are included in the Firm’s Code of Ethics. Examples include, but are not limited to, acquiring an interest as a general or limited partner in a private partnership, hedge fund or private equity fund, or acquiring non-registered stock or any other equity or voting interest in any public or non-public company. This Policy applies to all Financial Interests, whether such interests are purchased, gifted or granted to the Access Person, or acquired by other means.

Pre-Approval Requirement

Access Persons may not acquire, or derive personal gain or profit from, any business or investment opportunity that comes to their attention as a result or their association with the Firm, and in which they know the Firm or its clients might reasonably be expected to participate or have an interest, without first offering the opportunity to the Firm or its clients.

Appendix 1C –Outside Business Activities and Financial Interests

All Outside Business Activities and Financial Interests (including both initial and add-on investments) of Access Persons must be pre-approved by (i) the General Counsel of Rothschild Inc. and (i) one of the Co-Heads of the Firm. Such approval must be sought by completing an Outside Business Activities Pre-Approval Form or an Outside Financial Interests Pre-Approval Form, a copy of which are attached hereto as Annex A and Annex B. A copy of all such requests, whether approved or denied, must be provided to the Access Person’s supervisor and the Chief Compliance Officer.

Pre-Approval Standards

Requests for approval to engage in an Outside Business Activity or acquire a Financial Interest will not be granted if the Firm, in its sole discretion, determines that the activity or interest may, or may appear to, (i) give rise to a conflict of interest on the part of the Access Person or the Firm, (ii) compromise the Access Person’s duties and loyalty to the Firm or one of its clients, (iii) create conflicting demands on an Access Person’s time or otherwise impact the Access Person’s ability to perform his or her responsibilities to the Firm and its clients, or (iv) have the effect of depriving the Firm or a client of the Firm of a business opportunity, or otherwise restrict the business of the Firm in any way.

Generally, Access Persons may not engage in outside employment with any investment adviser, broker-dealer, bank, insurance or reinsurance company or other financial institution with which the Firm or its affiliates may compete or have or seek a business relationship. Access Persons are specifically prohibited from serving as an officer or member of the board of directors of a publicly-traded company, including any company that is a client portfolio holding or a Mutual Fund portfolio holding. Finally, an Access Person may not engage in an Outside Business Activity that involve the rendering of investment advice for which the Access Person will receive remuneration, or that may be attributed to the Firm.

An Access Person must immediately notify the Chief Compliance Officer if the securities of a company, or an underlying holding of a company, with respect to which the Access Person is engaged in an Outside Business Activity or has an Outside Financial Interest becomes publicly-traded. In this event, an Access Person may be required by the Chief Compliance Officer to terminate the Outside Business Activity or divest the Outside Financial Interest.

***

Appendix 1C –Outside Business Activities and Financial Interests

Outside Business Activities Pre-Approval Form – Annex A

Rothschild Asset Management Inc.
Outside Business Activities Pre-Approval Form

TO:           ☐ Co-Head of the Firm            ☐ RNA General Counsel

CC:	Supervisor:	FROM
CC:	Chief Compliance Officer		Access Person (print name)

A.	Outside Business Activity

Name and address of outside organization:

Nature of organization’s business (describe briefly):

Type of organization: ☐ Public Company ☐ Private Company ☐ Charity ☐ Other

Position with outside organization:
☐ Director ☐ Officer ________ ☐ General Partner ☐ Trustee ☐ Other
(Title)

Identify and describe nature of your duties:

Anticipated term of activity:

Anticipated compensation you will receive:

B.	Required Notification

You agree to notify the Chief Compliance Officer immediately if

(i)    The company listed above is a private company becomes a public company, or

(ii)   The company listed above is a public company, and you become aware of material non-public information with respect to the company

Yes_____ No_____

C.	Indemnification/Insurance Acknowledgement

By executing this approval form you acknowledge and agree that the request for approval of the Outside Business Activity described above is not at the request of Rothschild Asset Management Inc. or any of its affiliates and that any actions, omissions or involvement with the outside organization referred to herein or otherwise as a member of the board of directors of such outside organization or in any other capacity in which you will be acting will not be covered, directly or indirectly, by any indemnification or insurance provided in the ordinary course of employment to employees of Rothschild North America Inc., Rothschild Inc. or Rothschild Asset Management Inc.

Signature:	Date:

Print Name:

Approvals:

Management Action* (Approval of a Co-Head of the Firm required)
☐ Denied ☐ Approved	Name	Date

Legal and Compliance Department Action (Approval of RNA General Counsel required)
☐ Denied ☐ Approved	Name	Date

Appendix 1C –Outside Business Activities and Financial Interests

Outside Financial Interests Pre-Approval Form – Annex B

Rothschild Asset Management Inc.
Outside Financial Interests Pre-Approval Form

TO:           ☐ Co-Head of the Firm            ☐ RNA General Counsel

CC:	Supervisor:	FROM
CC:	Chief Compliance Officer		Access Person (print name)

A.	Outside Financial Interest

Name and address of outside organization in which a financial interest will be acquired:

Type of organization: ☐ Public Company ☐ Private Company ☐ Charity ☐ Other

Total amount of investment:

What percentage of the ownership interest or voting interest (on a fully converted basis) in the organization will you beneficially own upon completion of the proposed investment?

Ownership Interest:______ % Voting Interest: ______% Number of shares: ______

B.	Required Notification

You agree to notify the Chief Compliance Officer immediately if:

(i)    The company listed above is a private company becomes a public company, or

(ii)   The company listed above is a public company, and you become aware of material non-public information with respect to the company.

Yes_____ No_____

C.	Indemnification/Insurance Acknowledgement

By executing this approval form you acknowledge and agree that the request for approval of the Outside Financial Interest described above is not at the request of Rothschild Asset Management Inc. or any of its affiliates and that any actions, omissions or involvement with the outside organization referred to herein or otherwise as a member of the board of directors of such outside organization or in any other capacity in which you will be acting will not be covered, directly or indirectly, by any indemnification or insurance provided in the ordinary course of employment to employees of Rothschild North America Inc., Rothschild Inc. or Rothschild Asset Management Inc.

Signature:	Date:

Print Name:

Approvals:

Management Action (Approval of a Co-Head of the Firm required)
☐ Denied ☐ Approved	Name	Date

Legal and Compliance Department Action (Approval of RNA General Counsel required)
☐ Denied ☐ Approved	Name	Date

Appendix 1D – Gifts and Entertainment

Rothschild Asset Management Inc.
Gifts and Business Entertainment Policies and Procedures
Amended December 2014

Statement of Policy

Rothschild Asset Management Inc.’s (the “Firm”) has adopted these policies and procedures (this “Policy”) as part of its Code of Ethics in order to ensure that the gifts and business entertainment provided and received by the Firm and its Access Persons do not conflict with the Firm’s duties to its clients. It is the responsibility of every Access Person to comply with this Policy. Failure of an Access Person to comply with this Policy may result in disciplinary action up to and including termination of employment.

Providing and Accepting Gifts and Business Entertainment

“Gifts” means any gift, accommodation, service or other item of value, including any Rothschild promotional merchandise and wine.

“Business Entertainment” means any business entertainment, including meals, drinks, sporting events, theater, concerts, golf and family outings.

“Charitable Contribution” means any item of value given by the Firm or an Access Person to a charity or other not-for-profit organization as a direct or indirect result of a relationship with a person or entity that conducts business or could potentially conduct business with the Firm.

Generally, the Firm and its Access Persons may not provide or accept any Gift or Business Entertainment that would have the effect of creating a conflict or apparent conflict with the Firm’s duties to its clients. Gifts and Business Entertainment are additionally subject to the following policies and procedures.

Providing Gifts. The Firm and its Access Persons may provide Gifts subject to the following guidelines:

(a)	Access Persons may not provide a Gift valued at more than $100 per person per year;

(b)	The Gift must be reasonable and not excessive;

(c)	The Gift may not knowingly violate a policy or law with respect to the recipient; and

(d)	No cash gift or cash equivalent may be provided to any current or prospective client or other person that conducts, or could potentially conduct, business with the Firm.

Appendix 1D – Gifts and Entertainment

Providing Business Entertainment. The Firm and its Access Persons may provide Business Entertainment subject to the following guidelines:

(a)
An Access Person may provide customary and reasonable Business Entertainment to a person who conducts, or may potentially conduct, business with the Firm so long as (i) both the Access Person and the recipient are present at the event and (ii) such activities are not so frequent or of such high value as to raise a question of impropriety.

Accepting Gifts The Firm and its Access Persons may accept Gifts subject to the following guidelines:

(a)	Access Persons may not accept Gifts valued at more than $100 per person per year

(b) The Firm and its Access Persons may not accept a cash gift or cash equivalent from a client or prospective client or other person that conducts or could potentially conduct business with the Firm; and(c) No Access Person may use his or her position with the Firm to obtain anything of value from a client, vendor, or any other person with whom the Firm conducts business.

Accepting Business Entertainment. Access Persons may accept Business Entertainment subject to the following guidelines:

(a)
An Access Person may receive customary and reasonable Business Entertainment from a person with whom the Firm conducts or could potentially conduct business if (i) both the Access Person and the provider are present and (ii) such activities are not so frequent or of such high value as to raise a question of impropriety; and

(b)
Access Persons are permitted and encouraged to attend seminars, conferences and other events sponsored by brokerage firms or other vendors if the primary purpose of the event is to provide information relevant to the Access Person’s duties at the Firm.

Any Access Person who is uncertain whether a Gift or Business Entertainment is permissible under this Policy should first contact the Chief Compliance Officer.

Providing Charitable Contributions. The Firm and its Access Persons may make Charitable Contributions provided that the Charitable Contribution must be reasonable and not excessive or give the appearance of impropriety.

Government Officials and Labor Organizations

Gifts, Business Entertainment and political contributions to government officials are generally subject to the pre-approval requirement and other provisions of the Firm’s Policies and Procedures against Pay to Play Practices which are included as part of the Firm’s Code of Ethics.

Appendix 1D – Gifts and Entertainment

Gifts and Business Entertainment provided to labor organizations and labor organization personnel must be reported in accordance with the Firm’s LM-10 Policies and Procedures.

Reporting and Recordkeeping

Access Persons must immediately report the receipt of any inappropriate or excessive Gift or Business Entertainment to the Chief Compliance Officer. The Chief Compliance Officer may require the Access Person to return any Gift or Business Entertainment to the provider or the repayment by the Firm or the Access Person, as may be appropriate, of any expense already incurred by the provider.

All Gifts, Business Entertainment and Charitable Contributions provided or received by an Access Person, regardless of value, must be reported quarterly to the Chief Compliance Officer by using the disclosure forms attached to as Annex A hereto. The Chief Compliance Officer will maintain records of Gifts, Business Entertainment and Charitable Contributions provided and received by the Firm and its Access Persons.

The Foreign Corrupt Practices Act and UK Anti-Bribery Policy

The Firm has established the following policies and procedures to ensure compliance with the Foreign Corrupt Practices Act (the “FCPA”) and the UK Bribery Act (the “Anti-Bribery Policy”). The Firm and its Access Persons may be subject to criminal, civil and regulatory penalties, including individual or corporate criminal prosecution, regulatory enforcement and civil litigation due to a violation of the FCPA or the Anti-Bribery Policy. Any Access Person who knows or suspects a breach of the FCPA or the Anti-Bribery Policy by the Firm or an Employee must immediately report the matter to the Chief Compliance Officer. Any such reports will be treated with the utmost care to ensure protection of the reporting person.

The Foreign Corrupt Practices Act. The FCPA generally prohibits the Firm from directly or indirectly through intermediaries offering or paying anything of value to a foreign government official1 to assist in obtaining or retaining business. If the Firm provides investment advisory services to a foreign government, or any agency, department, or instrumentality thereof, such as a sovereign wealth fund, the Firm may be required to conduct additional due diligence in the context of the specific transaction and Access Persons may require further training on the FCPA. The Chief Compliance Officer must be consulted on the due diligence and training to be undertaken in such cases. It should be noted that host countries may also maintain their own anti-bribery laws.

1 Foreign government officials may include employees of an enterprise, organization or firm owned or controlled by a non-U.S. governmental entity, e.g., a state owned bank, national oil company or sovereign wealth fund. The FCPA covers the bribery of foreign officials only, and applies to such officials regardless of their rank.

Appendix 1D – Gifts and Entertainment

UK Anti-Bribery Policy. Under the Anti-Bribery Policy, a bribe is a thing of value, financial or otherwise, that is offered or accepted with the knowledge of or intention to induce someone to improperly perform a function or activity. Under no circumstances may an Access Person offer or pay a bribe to a person, whether or not the person is a client, with the intention of inducing that person to improperly perform an activity or function resulting in a benefit to the Firm. Further, an Access Person may not accept a bribe, whether or not the person making the bribe is a client, where the bribe is intended to induce such Access Person to perform improperly an activity or function which is not in good faith consistent with such Access Person’s role with the Firm.

***

Appendix 1D – Gifts and Entertainment

Gifts, Charitable Contributions and Entertainment - Annex A

Rothschild Asset Management Inc.
Quarterly Gifts, Charitable Contributions and Entertainment Provided
Quarter ended [DATE]

NOTHING TO REPORT:  _______

GIFTS AND CHARITABLE CONTRIBUTIONS PROVIDED
Date	Description of Gift or Charitable Contribution*	Cost	Name of Recipient	Relationship to RAM

ENTERTAINMENT PROVIDED
Date	Description of Entertainment**	Cost	Name of Recipient	Relationship to RAM	List all Attendees (include RAM Attendees)

Signature:
Print Name:
Date:

*	See the definition of Gifts, Charitable Contribution and Business Entertainment in the Firm’s Code of Ethics.

** For example, lunch, dinner or charity event at which Access Person was in attendance. If a charity event, specify whether the Firm paid for advertisement only, provided a donation, or if the entertainment involved an activity, such as golf, dinner, etc.

Appendix 1D – Gifts and Entertainment

Rothschild Asset Management Inc.
Quarterly Gifts and Entertainment Received
Quarter ended [DATE]

NOTHING TO REPORT: _____

GIFTS RECEIVED
Date	Description of Gift	Cost	Name of Donor	Relationship to RAM

ENTERTAINMENT RECEIVED
Date	Description of Entertainment	Cost	Name of Donor	Relationship to RAM	Related Recipients other than Self (e.g., spouse)

Signature:
Print Name:
Date:

Appendix 1E – Political Contributions

Rothschild Asset Management Inc.
Policies and Procedures against Pay-to-Play Practices
Amended December 2014

Statement of Policy

The Firm provides investment advisory services to Government Entities.2 Accordingly, pursuant to Rule 206(4)-5 under the Advisers Act (the “Rule”), the Firm will take measures to ensure that (i) Contributions or Payments made, whether directly or indirectly, to an Official of a Government Entity are not made with the purpose of influencing the Government Entity’s decision to invest with the Firm and (ii) any third parties engaged by the Firm to solicit advisory business from Government Entities are Regulated Persons. All capitalized terms in these policies and procedures (this “Policy”) shall have the meanings given to them in the Definitions section at the end of this Policy.

The Firm has adopted this Policy in order to facilitate the Firm’s compliance with the Rule. In summary, this Policy, with certain limited exceptions, provides the following:

●
The Firm may not receive compensation for providing investment advisory services to a Government Entity for two years after the Firm or any of its Access Persons makes a Contribution to an Official of such Government Entity.3 This provision is commonly referred to as the “two year time out period”.

•
The Firm and its Access Persons are prohibited from coordinating or soliciting any person or political action committee (“PAC”) to make (i) Contributions to an Official of a Government Entity to which the Firm is providing or seeking to provide advisory services or (ii) Payments to a political party of a state or locality where the Firm is providing or seeking to provide advisory services to a Government Entity.4

●
The Firm and its Access Persons are prohibited from making or agreeing to make, directly or indirectly, Payments to third parties to solicit advisory business from a Government Entity on behalf of the Firm unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions as those imposed on the Firm regarding Contributions to Officials of Government Entities.

2 Commingled funds managed by the Firm in which a Government Entity invests, or is solicited to invest, are treated as though the Firm is providing, or seeking to provide, investment advice directly to the Government Entity.

3 Accordingly, the Firm has adopted procedures for the preapproval and disclosure of political contributions.

4 This provision seeks to eliminate “bundling” practices, whereby a person acting on behalf of an advisory firm collects small contributions to create one large contribution. It also seeks to eliminate “gate-keeping” practices, whereby an intermediary, such as a pension consultant, collects and distributes political contributions in such a way that advisers not meeting a minimum aggregate contribution are eliminated from consideration for advisory contracts.

 Appendix 1E – Political Contributions

It is the responsibility of every Access Person to act in furtherance of this Policy to prevent the Firm from violating any aspect of the Rule. The Firm and its Access Persons are prohibited from doing anything indirectly which, if done directly, would violate the Rule. Access Persons should direct any questions regarding political contributions, payments to third party solicitors, the Rule or this Policy to the Chief Compliance Officer. Failure to comply with this Policy may result in disciplinary action up to and including termination of employment, as well as possible fines and civil or criminal penalties.

Preapproval of Political Contributions

All Access Persons must obtain the preapproval of the Chief Compliance Officer prior to:

●	Making a Contribution to a Candidate5, PAC or state or local political party, or

●	Coordinating or soliciting any person or PAC to make a (i) Contribution to a Candidate or (ii) Payment to a state or local political party.

A copy of the “Political Contributions Preapproval Form” is attached to this Policy as Annex A and can also be found in the “Compliance” tab of the Firm’s intranet.

Approval Considerations. The Chief Compliance Officer will generally approve Contributions up to (i) $350 to a Candidate for whom the Access Person is entitled to vote and (ii) $150 to a Candidate for whom the Access Person is not entitled to vote. The foregoing $350 and $150 limits are measured per election. Primary and general elections are considered separate elections. The Chief Compliance Officer will make a case by case determination as to whether a Contribution to a PAC or state or local political party will influence the decision of an Official or Government Entity to invest with the Firm. Contributions will be approved for a period of 15 calendar days from the date of approval or such other period as the Chief Compliance Officer may determine. Notwithstanding the foregoing, the Chief Compliance Officer may prohibit any Contribution that may have the effect of influencing a Government Entity’s decision to invest in the Firm or may result in serious adverse consequences to the Firm.

Immediate Family Members. While this Policy does not require preapproval of political contributions by immediate family members, the Rule specifically prohibits Access Persons from doing anything indirectly – such as directing or coordinating political contributions by immediate family members - which, if done directly, would violate the Rule. Access Persons are strongly encouraged to consult with the Chief Compliance Officer regarding political contributions by immediate family members.

5 “Candidate” is defined broadly. Please see the definition of Candidate in the Definitions section of this Policy.

Appendix 1E – Political Contributions

 Political Contributions by the Firm. It is the Firm’s general policy that the Firm will not make Contributions or Payments, whether directly or indirectly, to Candidates, PACs or political parties. Any such Contributions or Payments by the Firm must be preapproved by the Chief Compliance Officer.

Disclosure of Contributions and Payments

Current Access Persons. All Access Persons are required to report to the Chief Compliance Officer all Contributions and Payments made in a quarter within 30 days after the end of the quarter. A copy of the “Quarterly Political Contributions Disclosure Form” is attached to this Policy as Annex B and can also be found in the “Compliance” tab of the Firm’s intranet.

Prospective Access Persons. Prior to hiring, all prospective Access Persons will be required to disclose, as a condition of hiring, all Contributions and Payments made by such person to Candidates, PACs and state and local political parties within the preceding two years.6 To the extent the Firm becomes aware that a prospective Access Person has made a Contribution or Payment in violation of the Rule or this Policy, the Firm will make a determination as to whether any exceptions apply and whether to hire such person. A copy of the “Political Contributions Disclosure Form for Prospective Access Persons” is attached to this Policy as Annex C.

Return of Certain Contributions by Access Person

In the event the Firm discovers that a Covered Associate has made a Contribution in violation of the Rule or this Policy, the Chief Compliance Officer may require the Covered Associate to seek to obtain a return of the Contribution in order to avoid the two year time out period.7 If the Firm has discovered such a Contribution within 4 months of the date of the Contribution, then if the Chief Compliance Officer deems it appropriate, the Chief Compliance Officer will require the Covered Associate to take all available steps to obtain a return of such Contribution within 60 days of the date as of which the Firm learned of such Contribution. Thereafter, the Firm will take such other remedial or preventative measures as may be appropriate under the circumstances to prevent further violations of the Rule or this Policy. The Firm’s reliance on this exception for returned Contributions is limited to no more than two times per 12-month period and no more than once for each Covered Associate, regardless of the time period.

6 While this Policy requires all prospective Employees to disclose Contributions and Payments for the preceding two years, it should be noted that, pursuant to the Rule, the two year time out period can only be triggered by Contributions within (i) six months of a person becoming a Covered Associate who does not solicit clients on behalf of the Firm or (ii) two years of a person becoming a Covered Associate who solicits clients on behalf of the Firm, in each case beginning March 14, 2011.

7 This exception to the two year time out period only applies to returned Contributions by Access Person that in the aggregate do not exceed $350 to any one official per election.

Appendix 1E – Political Contributions

 Payments to Third Parties to Solicit Government Entities

Preapproval of all Solicitation Arrangements. In furtherance of this Policy, the Chief Compliance Officer must review and preapprove each third party solicitation agreement or arrangement prior to the Firm entering into such agreement or arrangement. The Chief Compliance Officer will require such written representations and other evidence as necessary to verify that a third party is a Regulated Person. Only a Co-Head of the Firm, upon the approval of the Chief Compliance Officer, may enter into a new third party solicitation agreement or arrangement on the Firm’s behalf.

Third Party Solicitors must be Regulated Persons. Access Persons are prohibited from making or agreeing to make Payments, directly or indirectly, to third parties to solicit advisory business from a Government Entity on behalf of the Firm unless such third parties are Regulated Persons, which generally is defined as SEC registered investment advisers, broker-dealers or municipal advisors who themselves are subject to similar restrictions as the Firm regarding Contributions to Officials of Government Entities. See the definition of Regulated Person in the Definitions section below.

Recordkeeping Requirements

In accordance with the Firm’s recordkeeping requirements, the Chief Compliance Officer will compile and maintain the following records:

●	The names, titles, and business and residence addresses of all Access Person of the Firm.

●
All Government Entities to which the Firm provides or has provided investment advisory services in the last five years, including by investment in the Firm’s commingled funds and CITs and UCITS sub-advised by the Firm (beginning March 14, 2011).

●
All direct and indirect Contributions8 made by the Firm or its Access Person to an Official of a Government Entity, or direct or indirect Payments made to a state or local political party or PAC (beginning March 14, 2011).

●	The name and business address of each Regulated Person to which the Firm agrees to provide direct or indirect payment to solicit a Government Entity (beginning March 14, 2011).

8 The records described above will be listed in chronological order and will indicate (i) the name and title of each contributor, (ii) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (iii) the amounts and date of each Contribution or Payment, and (iv) whether any such Contribution was the subject of the exception for certain returned Contributions.

Appendix 1E – Political Contributions

Definitions

“Candidate” means any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office.

“Contributions” means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

“Executive Officer” of the Firm means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of the Firm who performs a policy-making function or any other person who performs similar policy-making functions for the Firm.

“Government Entity” means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a Government Entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Firm by the Government Entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Firm by the Government Entity.

“Payments” means gifts, subscriptions, loans, advances or deposits of money or anything of value.

“Regulated Person” means

(i) an investment adviser registered with the SEC that has not, and whose Covered Associates (as such term is defined in the Rule) have not, within two years of soliciting a Government Entity, (A) made a Contribution to an Official of that Government Entity other than as permitted by Rule 206(4)-5(b)(1), and (B) coordinated or solicited any person or PAC to make any Contribution to an Official of a Government Entity to which the Firm is providing or seeking to provide investment advisory services or Payment to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services, or

Appendix 1E – Political Contributions

(ii) a “broker”, as defined in section 3(a)(4) of the Securities Exchange Act of 1934, or a “dealer”, as defined in section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under section 15A of that Act (e.g., FINRA), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by the Rule and that such rules are consistent with the objectives of the Rule; or

(iii) a “municipal advisor” registered with the SEC under section 15B of the Exchange Act and subject to the rules of the Municipal Securities Rulemaking Board, provided that (A) such rules prohibit municipal advisors from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on municipal advisors than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such rules are consistent with the objectives of such Rule.

“Solicit” means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, the Firm, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

***

Appendix 1E – Political Contributions

Political Contributions Pre-Approval Form – Annex A

Rothschild Asset Management Inc.
Political Contributions Preapproval Form

Access Person Name: ______________________________________

I hereby request approval to make the following political contributions:*

Contribution Amount	Recipient: Government Official/Political Party/Political Action Committee	Office and Jurisdiction (e.g. Congressman, New York State)	Are you entitled to vote for the government official?

I hereby request approval to coordinate or solicit Political Contributions to the following government officials or payments to the following political parties:

Date	Recipient: Government Official/Political Action Committee/Political Party	Office and Jurisdiction (e.g. Congressman, New York State)

Access Person Signature	Date

Approved through__________________________by:

David Tang, Chief Compliance Officer	Date

* Contributions will be approved for a period of fifteen (15) calendar days from the date of approval or such other period as the Chief Compliance Officer may determine.

“Political Contribution” is defined broadly to mean any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office, (ii) payment of debt incurred in connection with any such election or (iii) transition or inaugural expenses of the successful candidate for state or local office.

Appendix 1E – Political Contributions

Political Contributions Quarterly Disclosure – Annex B

Rothschild Asset Management Inc.
Quarterly Political Contributions Disclosure Form
Quarter ended [DATE]

NOTHING TO REPORT: _______

Political Contributions to a government official or payments to a political party:

Contribution Amount	Date	Recipient: Government Official/Political Party/ Political Action Committee	Office and Jurisdiction (e.g. Congressman, New York State)	Were you entitled to vote for the government official?

Coordinated or solicited Political Contributions to a government official or payments to a political party:

Please specify whether contributions were Solicited or Coordinated	Date	Recipient: Government Official/Political Action Committee/Political Party	Office and Jurisdiction (e.g. Congressman, New York State)

Signature:
Print Name:
Title:
Date:

“Political Contribution” is defined broadly to mean any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office, (ii) payment of debt incurred in connection with any such election or (iii) transition or inaugural expenses of the successful candidate for state or local office.

Appendix 1E – Political Contributions

Political Contributions Disclosure for New Access Person – Annex C

Rothschild Asset Management Inc.
Political Contributions Disclosure Form
for New Access Person

NOTE: This Form must be completed and returned to the Legal and Compliance Department prior to becoming an Access Person.

Applicant Name:

Position:

In the past two years, have you made, coordinated or solicited any Political Contributions (please see definition below)? Yes ☐ No ☐

If yes, please provide the information below for the past two years (please print clearly):

Contribution Amount	Date	Recipient: Government Official/Political Party/ Political Action Committee	Office and Jurisdiction (e.g. Congressman, New York State)	Were you entitled to vote for the government official?

Do you control a political action committee? Yes ☐ No ☐

Applicant Signature	Date

“Political Contribution” is defined broadly to mean any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office, (ii) payment of debt incurred in connection with any such election or (iii) transition or inaugural expenses of the successful candidate for state or local office. If you have any questions on whether something should be considered a Political Contribution, please contact David Tang of our Compliance Department at (212) 403-3631.